EXHIBIT 23.7

                          [Letterhead of Bear Stearns]

                             CONSENT OF BEAR STEARNS


October 6, 1998



Attention:  Mr. Steven Kern
Davis Polk & Wardwell
450 Lexington Avenue
21st Floor
New York, New York  10017

         We hereby consent to the use of our opinion letter dated July 31, 1998, to the Special Committee of McMoRan Oil and Gas Co. ("MOXY"), attached as Annex B to McMoRan Exploration Co.'s Joint Proxy Statement/Prospectus on Form S-4 ("S-4") and to the references to our firm in Amendment No. 1 to the S-4 under the headings "Summary -- Opinion of Financial Advisors", "The Mergers -- Background of the Mergers", "The Mergers -- MOXY's Reasons for the MOXY Merger; Recommendation of the MOXY Board of Directors", "The Mergers -- Opinion of Financial Advisor to MOXY's Special Committee". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Amendment No. 1 to the Registration Statement under the meaning of the term "expert" as used in the Securities Act.

                                                 BEAR, STEARNS & CO. INC.


                                                 By: /s/ Brooks J. Klimley
                                                    -----------------------
                                                         Brooks J. Klimley